Exhibit T3D-1

Court File No. CV-25-00739458-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE	)	FRIDAY, THE 28th
)
JUSTICE DIETRICH	)	DAY OF MARCH, 2025

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS

CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL

PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., AND INVOLVING THE CANNABIST COMPANY HOLDINGS INC, PATRIOT CARE CORP., CURATIVE HEALTH LLC, COLUMBIA CARE DC LLC, MISSION BAY, LLC, CCUT PHARMACY LLC, COLUMBIA CARE PENNSYLVANIA LLC, COLUMBIA CARE INDUSTRIAL HEMP LLC, CURATIVE HEALTH CULTIVATION LLC, COLUMBIA CARE NY LLC, FOCUSED HEALTH LLC, COLUMBIA CARE NEW JERSEY LLC, COLUMBIA CARE WV INDUSTRIAL HEMP LLC, CCPA INDUSTRIAL HEMP LLC, CC OH REALTY LLC, CCF HOLDCO LLC, CC CALIFORNIA LLC, COLUMBIA CARE MD LLC, COLUMBIA CARE DE MANAGEMENT LLC, COLUMBIA CARE DELAWARE, LLC, AND COLUMBIA CARE LLC

INTERIM ORDER

THIS MOTION made by The Cannabist Company Holdings (Canada) Inc. (“The Cannabist Canada Company”) and 16834434 Canada Inc. (“168Co” and together with The Cannabist Canada Company, the “Applicants”) for an interim order (this “Interim Order”) in connection with an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day by judicial videoconference via Zoom.

ON READING the Notice of Motion, the Notice of Application issued on March 20, 2025 and the affidavit of David Hart, sworn March 21, 2025 (the “Hart Affidavit”), including the Plan of Arrangement attached as Appendix “B” (as amended, restated, supplemented, the “Plan”) to the draft management information circular (the “Information Circular”), which is attached as Exhibit “A” to the Hart Affidavit, the affidavit of Paul Zogala affirmed March 26, 2025, the Factum of the Applicants dated March 24, 2025, the Aide Memoire of Murchinson Ltd. dated March 27, 2025, and the Aide Memoire of the Applicants dated March 27, 2025, and on hearing the submissions of counsel for the Applicants, Murchinson Ltd. and counsel for certain supporting holders (the “Supporting Noteholders”) of: (a) the six percent (6.0%) Senior Secured Convertible Notes due June 29, 2025 (the “2025 Notes”); (b) the nine and one half percent (9.5%) Senior Secured First Lien Notes due February 3, 2026 (the “2026 Notes”); and (c) the nine percent (9.0%) Senior Secured Convertible Notes due March 19, 2027 (the “2027 Notes”, and together with the 2025 Notes and the 2026 Notes, the “Senior Notes” and holders of such Notes, the “Senior Noteholders”) co-issued by The Cannabist Canada Company and The Cannabist Company Holdings Inc. (“The Cannabist Company”), each of whom are party to the Support Agreement dated February 27, 2025 (the “Support Agreement”) with The Cannabist Canada Company, The Cannabist Company and each of their respective direct and indirect subsidiaries, and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear.

DEFINITIONS

1. THIS COURT ORDERS that all definitions used in this Interim Order shall have the meanings ascribed thereto in the Information Circular or otherwise as specifically defined herein.

THE MEETING

2. THIS COURT ORDERS that The Cannabist Canada Company is permitted to call, hold and conduct a special meeting (the “Meeting”) of the Senior Noteholders to be held at the offices of Stikeman Elliott LLP at 5300 Commerce Court West; 199 Bay Street, Toronto Ontario M5L 1B9 on April 29, 2025 at 10:00 a.m. (Toronto time) for the Senior Noteholders to consider and, if determined advisable, pass a special resolution authorizing, adopting and approving the Arrangement and the Plan (collectively, the “Arrangement Resolution”).

3. THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of Senior Noteholders, which accompanies the Information Circular (the “Notice of Meeting”) and the trust indenture dated May 14, 2020 (as amended, restated, and/or supplemented, the “Existing Indenture”), with Odyssey Trust Company acting as trustee (the “Indenture Trustee”), subject to what may be provided hereafter and subject to further Order of this court.

4. THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Senior Noteholders entitled to notice of, and to vote at, the Meeting shall be 5:00 p.m. (Toronto time) on March 7, 2025.

5. THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

(a)	the Senior Noteholders as of the Record Date or their authorized proxyholders;

(b)	representatives and advisors of the Senior Noteholders as of the Record Date, including the representatives and advisors of the Supporting Noteholders;

(c)	the officers, directors, auditors and advisors of the Applicants and The Cannabist Company;

(d)	the Indenture Trustee and its advisors;

(e)	the Director; and

(f)	other persons who may receive the permission of the Chair (as defined below) of the Meeting.

6. THIS COURT ORDERS that The Cannabist Canada Company may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

CHAIR AND QUORUM

7. THIS COURT ORDERS that any officer or director of The Cannabist Canada Company or The Cannabist Company may act as chair of the Meeting (the “Chair”).

8. THIS COURT ORDERS that the Chair of the Meeting shall be determined by the Applicants and that the quorum at the Meeting shall be not less than 25% of the principal amount of the Senior Notes entitled to be voted at the Meeting by Senior Noteholders, whether present in person or represented by proxy. If a quorum is not present at the Meeting, the Meeting may be adjourned to the second business day following the original scheduled date of the Meeting, at the same time and place, and no notice shall be required to be given in respect of such adjourned Meeting. At the adjourned Meeting, the Senior Noteholders present in person or by proxy shall form a quorum.

AMENDMENTS TO THE ARRANGEMENT AND PLAN

9. THIS COURT ORDERS that, subject to the terms of the Support Agreement, The Cannabist Canada Company and The Cannabist Company are authorized to make, subject to paragraph 10, such amendments, modifications or supplements to the Arrangement and the Plan as they may determine without any additional notice to the Senior Noteholders or others entitled to receive notice under this Interim Order; provided, that, such amendments, modifications or supplements: (a) are to correct clerical errors; (b) would not, if disclosed, reasonably be expected to affect a Senior Noteholder’s voting decision in respect of the Arrangement Resolution; or (c) are authorized by subsequent order of the Court, and the Arrangement and Plan, as so amended, modified or supplemented, shall be the Arrangement and Plan to be submitted to the Senior Noteholders at the Meeting, and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements to the Arrangement or the Plan may be made following the Meeting, but shall be subject to the terms of the Support Agreement and the Plan and, if appropriate, further direction by this Court at the hearing for the final order approving the Arrangement (the “Final Order”).

10. THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan are made after initial notice is provided as contemplated in paragraph 14 herein, and such amendments, modifications or supplements would, if disclosed, reasonably be expected to affect a Senior Noteholder’s voting decision in respect of the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants may determine.

AMENDMENTS TO THE INFORMATION CIRCULAR

11. THIS COURT ORDERS that, subject to the terms of the Support Agreement, The Cannabist Canada Company or The Cannabist Company is authorized to make such amendments, revisions and/or supplements to the Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with this Interim Order.

ADJOURNMENTS AND POSTPONEMENTS

12. THIS COURT ORDERS that the Applicants, if they deem advisable, are specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Senior Noteholders respecting the adjournment or postponement, and subject to paragraph 7, notice of any such adjournment or postponement shall be given by such method as the Applicants may determine is appropriate in the circumstances.

13. THIS COURT ORDERS that any adjournment or postponement of the Meeting shall not have the effect of modifying the Record Date for Senior Noteholders entitled to receive notice of or to vote at the Meeting.

NOTICE OF MEETING

14. THIS COURT ORDERS that to effect notice of the Meeting, the Applicants and/or The Cannabist Company shall send, or cause to be sent, the Information Circular (including the Notice of Application and this Interim Order), the Notice of Meeting, the form of proxy and the letter of transmittal and election form, together with such amendments or additional documents as the Applicants or The Cannabist Company may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), as follows:

(a)

to the Senior Noteholders at 5:00 p.m. (Toronto time) on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

(i)

by pre-paid ordinary or first-class mail at the addresses of the Senior Noteholders as they appear on the books and records of the Applicant, The Cannabist Company or the Indenture Trustee, at the close of business on the Record Date;

(ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

(iii)

by facsimile or electronic transmission to any Senior Noteholder, who is identified to the satisfaction of the Applicants who requests such transmission in writing and, if required by the Applicants, who is prepared to pay the charges for such transmission;

(b)

to non-registered Senior Noteholders, by providing sufficient copies of the Meeting Materials to Intermediaries and CDS in a timely manner, in accordance with National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer; and

(c)

to the directors and auditor, as applicable, of the Applicants and The Cannabist Company, and to the Director appointed under the CBCA, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

15. THIS COURT ORDERS that the Applicants are hereby directed to provide notice to shareholders of The Cannabist Company (the “CBST Shareholders”) and beneficial holders of CBST Shares by: (a) posting on SEDAR+ the Notice of Application and this Interim Order (collectively, the “Court Materials”) and the letter to CBST Shareholders in substantially the form attached as Exhibit “K” to the Hart Affidavit (the “Shareholder Letter”); (b) issuing a press release in respect of obtaining this Interim Order and the hearing to obtain the Final Order; and (c) distributing the Shareholder Letter to them by any method permitted under paragraph 14 of this Interim Order, as soon as reasonably practicable following the distribution of the Meeting Materials.

16. THIS COURT ORDERS that accidental failure or omission by the Applicants, the Indenture Trustee, CDS, Intermediaries or other applicable agents to give notice of the meeting or to distribute the Meeting Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the Applicants, or the non-receipt of such notice, shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the Applicants, they shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

17. THIS COURT ORDERS that, subject to the terms of the Support Agreement, the Applicants and The Cannabist Company are hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials as either of them may determine (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 10, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants or The Cannabist Company may determine.

18. THIS COURT ORDERS that distribution of the Meeting Materials, Court Materials and Shareholder Letter pursuant to paragraphs 14 and 15 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 14 and 15 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials, Court Materials or Shareholder Letter or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9 above.

SOLICITATION AND REVOCATION OF PROXIES

19. THIS COURT ORDERS that the Applicants authorized to use the proxies substantially in the form of the drafts accompanying the Information Circular, with such amendments and additional information as the Applicants may determine are necessary or desirable. The Applicants are authorized, at their expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine.

20. THIS COURT ORDERS that in order to cast a vote at the Meeting, a beneficial holder of Senior Notes must submit its voting instructions to its Intermediary in accordance with instructions provided by the Intermediary such that proxies are received by the Applicants at or prior to 10:00 a.m. (Toronto time) on April 25, 2025 or, in the event that the Meeting is adjourned or postponed, not later than 48 hours (excluding Saturday, Sundays and holidays) prior to the date and time of the adjourned or postponed Meeting (the “Voting Deadline”). Beneficial holders of the Notes shall be entitled to revoke their voting instructions in accordance with the instructions provided by their Intermediary, provided all revocations of proxies shall be received by the Voting Deadline.

21. THIS COURT ORDERS, subject to the terms of the Support Agreement, the Applicants may waive or extend the time limits set out herein or in the Information Circular for the deposit or revocation of voting instructions (including, without limitation, the Voting Deadline) with the consent of the Requisite Supporting Noteholders (as defined in the Support Agreement), not to be unreasonably withheld.

VOTING

22. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Senior Noteholders who hold Senior Notes as of 5:00 p.m. (Toronto time) on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies solicited by the Applicants or The Cannabist Company that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

23. THIS COURT ORDERS that all Senior Noteholders shall vote as one class at the Meeting in respect of the Arrangement Resolution, provided that the Applicants shall keep a separate tally of votes by holders of the 2025 Notes, 2026 Notes and 2027 Notes.

24. THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per U.S.$1.00 of principal amount of Senior Notes held by the applicable Senior Noteholders as of the Record Date. In order for the Arrangement Resolution to have been considered to have been approved at the Meeting, the Arrangement Resolution must be passed at the Meeting by an affirmative vote of at least two-thirds (66 2⁄3%) in value of the votes cast in respect of the Arrangement Resolution at the Meeting, in person or by proxy, by the Senior Noteholders. Such votes shall be sufficient to authorize the Applicants and The Cannabist Company to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the Senior Noteholders, subject only to the granting of the Final Order by the Court and the satisfaction or waiver of the conditions to the Plan pursuant to its terms.

25. THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to or affecting the Senior Noteholders or the Existing Indenture (other than in respect of the Arrangement Resolution), each Senior Noteholder is entitled to one vote for each U.S.$1.00 of principal amount of Senior Notes held by such Noteholder as of the Record Date.

HEARING OF APPLICATION FOR APPROVAL OF THE ARRANGEMENT

26. THIS COURT ORDERS that, upon and subject to approval of the Arrangement Resolution at the Meeting in the manner set forth in this Interim Order, the Applicants may apply to this Court for the Final Order.

27. THIS COURT ORDERS that distribution of the Notice of Application, the Interim Order, the Information Circular and the Shareholder Letter, when sent in accordance with this Interim Order, shall constitute good and sufficient service of the Notice of Application, this Interim Order, the Information Circular and the Final Order to be sought by the Applicants, and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 28.

28. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for the Applicants, with a copy to counsel for the Supporting Noteholders, as soon as reasonably practicable and, in any event, no less than two days before the hearing of this Application at the following addresses:

STIKEMAN ELLIOTT LLP		GOODMANS LLP
Barristers & Solicitors		Bay Adelaide Centre - West Tower
5300 Commerce Court West		333 Bay Street, Suite 3400
199 Bay Street		Toronto, ON M5H 2S7
Toronto, ON M5L 1B9
		Attn:	Brendan O’Neill / Bradley Wiffen
Attn:	Lee Nicholson / Phillip Yang /	Email:	boneill@goodmans.ca /
	Brittney Ketwaroo		bwiffen@goodmans.ca
Email:	leenicholson@stikeman.com
	pyang@stikeman.com		- and -
bketwaroo@stikeman.com
FEUERSTEIN KULICK LLP
Lawyers for the Applicants		420 Lexington Avenue, Suite 204
New York, NY 10170

Attn:	Samantha Gleit / Anan Kahari
Email:	samantha@dfmklaw.com
akahari@dfmklaw.com

Lawyers for the Supporting Noteholders

29. THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

(i)	The Applicants and The Cannabist Company;

(ii)	the Senior Noteholders (including counsel for the Supporting Noteholders);

(iii)	the Indenture Trustee;

(iv)	the Director;

(v)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

(vi)	the respective legal counsel for any of the foregoing persons.

30. THIS COURT ORDERS that any materials to be filed by the Applicants in support of the within Application for final approval of the Arrangement may be filed up to one (1) day prior to the hearing of the Application without further order of this Court.

31. THIS COURT ORDERS that in the event the Application for the Final Order does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 28 shall be entitled to be given notice of the adjourned date.

SERVICE AND NOTICE

32. THIS COURT ORDERS that the Applicants and its counsel are at liberty to serve or distribute this Order and any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to interested parties and their advisors. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations, Reg. 81000-2-175 (SOR/DORS).

STAY OF PROCEEDINGS

33. THIS COURT ORDERS from 12:01 a.m. (Toronto time) on the date of this Interim Order until the earlier of (a) the effective time of the Arrangement, and (b) further order of this Court, no right, remedy or proceeding, including, without limitation, any right to terminate, demand, accelerate, suspend, set off, amend, declare in default or take any other action under or in connection with any loan, note, commitment, indenture, instrument, contract, lease, licence, authorization, permit or other agreement of any kind of nature whatsoever, whether written or oral (an “Agreement”), at law or under contract, may be exercised, commenced or proceeded with by: (i) any Senior Noteholder; (ii) the Indenture Trustee, or (iii) any other person party to or a beneficiary of any Agreement with the Applicants, The Cannabist Company or any of their subsidiaries or affiliates (each a “Cannabist Entity” and collectively, the “Cannabist Group”), against or in respect of the Cannabist Group or any of the present or future property, assets, rights or undertakings of the Cannabist Group, of any nature and wherever located, by reason or as a result of:

(a)	the Applicants having made an application to this Court pursuant to Section 192 of the CBCA;

(b)	a Cannabist Entity being a party to or involved in this proceeding, any foreign recognition proceedings or the Arrangement;

(c)	a Cannabist Entity taking any steps contemplated by or related to these proceedings or the Arrangement;

(d)	the non-payment of principal due under the Existing Indenture; or

(e)	any default or cross-default arising under any Agreement to which a Cannabist Entity is a party, including, without limitation, the Existing Indenture, as a result of any circumstance listed above,

(collectively, the “Specified Events”) except (a) with the prior written consent of the Applicants or leave of this Court; and (b) the application commenced by Murchinson Ltd. under Court File No. CV-25-00739982-00CL may continue in parallel with these proceedings and shall be returnable before the Court on May 12, 2025 on the same day as the Applicants’ application seeking the Final Order.

PRECEDENCE

34. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Senior Notes, the CBCA, the articles of incorporation, by-laws or other constating documents of the Applicants or The Cannabist Company, this Interim Order shall govern.

EXTRA-TERRITORIAL ASSISTANCE

35. THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, regulatory or administrative body having jurisdiction in Canada, the United States, or any other foreign jurisdiction, to give effect to this Interim Order and to act in aid of and to assist this Court and the Applicants and its respective agents in carrying out the terms of this Interim Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to the Applicants as may be necessary or desirable to give effect to this Interim Order, to grant representative status to the Applicants in any foreign proceeding, or to assist the Applicants and its respective agents in carrying out the terms of this Interim Order.

INDENTURE TRUSTEE

36. THIS COURT ORDERS that the Indenture Trustee is authorized and directed to take all such actions as set out in this Interim Order and the Indenture Trustee shall not incur any liability as a result of carrying out or observing the provisions of this Interim Order or the taking of any action incidental hereto, save and except for any gross negligence or willful misconduct on its part.

VARIANCE

37. THIS COURT ORDERS that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

38. THIS COURT ORDERS that any interested party that wishes to amend or vary this Order shall be entitled bring a motion before this Court on seven business days’ notice to the Applicants, the Supporting Noteholders and any other party or parties likely to be affected by the order to be sought by such interested party.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED	Court File No. CV-25-00739458-00CL

AND IN THE MATTER OF RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF THE CANNABIST COMPANY HOLDINGS (CANADA) INC. AND 16834434 CANADA INC., et al

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

Proceeding commenced at Toronto

INTERIM ORDER

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Lee Nicholson LSO#: 66412I
Email: leenicholson@stikeman.com
Tel: +1 416-869-5230

Philip Yang LSO#:82084O
Email: PYang@stikeman.com
Tel: +1 416-869-5593

Brittney Ketwaroo LSO#: 89781K
Email: bketwaroo@stikeman.com
Tel: +1 416-869-5524

Lawyers for the Applicants